Exhibit 99.1

Conference Call Transcript

241435 - Q3 2011 Lantheus Medical Imaging Inc Earnings Conference Call

Event Date/Time: Nov 21, 2011 / 09:00PM  GMT

CORPORATE PARTICIPANTS

Linda Lennox

Lantheus Medical Imaging Inc. - Sr. Director, Investor Relations & Corporate Communications

Don Kiepert

Lantheus Medical Imaging, Inc. - President and CEO

Bob Gaffey

Lantheus Medical Imaging, Inc. - CFO

Jeff Young

Lantheus Medical Imaging, Inc. - VP Finance and CAO

CONFERENCE CALL PARTICIPANTS

Kyle Smith

Jefferies & Company - Analyst

Brian McNamara

Golden Tree Asset Management - Analyst

Ray Garson

Brigade Capital - Analyst

Ariel Rothman

Keegan Capital - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. My name is Tawanda and I’ll be your conference call operator today. At this time, I would like to welcome everyone to the Lantheus Medical Imaging Third Quarter 2011 Conference Call. All lines have been place on mute to prevent any background noise. After the speaker’s remarks, there will be a Q&A session.

This call is being recorded for replay purposes. A replay of this call will be available approximately two hours after the conclusion of the live call, through December 5, 2011. You can access the replay by dealing 1-888-286-8010 and use pass code 97484477.

I would now like to turn the call over to Linda Lennox, Senior Director of Investor Relations and Corporate Communications. Linda, you may now begin.

Linda Lennox  - Lantheus Medical Imaging Inc. - Sr. Director, Investor Relations & Corporate Communications

Thank you, and good afternoon, everyone. Joining me on today’s call are Don Kiepert, our President and Chief Executive Officer; Bob Gaffey, our Chief Financial Officer; and Jeff Young, our Vice President, Finance and Chief Accounting Officer.

Our remarks during this call may include some forward-looking statements, including statements related to our products, supply arrangements and clinical development timelines. Matters addressed in these statements are subject to risks and uncertainties. Words such as believe, expect, anticipate, plan, may and similar expressions are intended to identify such statements. Actual results may differ materially from our expectations.

Please refer to the cautionary statements and risk factors contained in our SEC filings, including our 2010 Annual Report on Form 10-K and our most recent quarterly report on Form 10-Q, filed with the SEC on November 14, 2011. Copies may be obtained at www.sec.gov and on our website at www.lantheus.com. Except to the extent required by law, we do not undertake any obligation to update any forward-looking statements and we caution you against relying on any forward-looking statements.

On today’s call, we will also discuss certain non-GAAP measures with respect to our performance. We use these non-GAAP indicators for financial and operational decision making, and as a means to evaluate our performance. The definition of adjusted EBITDA and a reconciliation to net income are set forth in our earnings release, which was also filed on November 14, 2011 with the SEC as a current report on Form 8-K. Copies may be obtained at www.sec.gov, and on our website at www.lantheus.com.

I will now turn the call over to Don Kiepert. Don?

Don Kiepert  - Lantheus Medical Imaging, Inc. - President and CEO

Thank you, Linda, and good afternoon everyone. And thank you for joining us to discuss our third quarter 2011 results. We had a strong third quarter on a number of different fronts, which unfortunately was overshadowed by our product recall and continuing manufacturing challenges at BVL. We have had several positive developments from DEFINITY, including important label changes, patent life extension, and the major sole source GPO contract.

We are making good progress with ABLAVAR, including amending our supply agreement and continuing to drive adoption. And we are advancing our clinical development program for Flurpiridaz F 18, which we believe, if approved by the FDA and successfully commercialized by us, will be an important value driver for our company in the future.

We also continue to manage near term BVL supply challenges. First, with our August recall of a total of six lots of BVL-manufactured Cardiolite and Neurolite, and then with pressure on our inventory levels as newly manufactured products from BVL continues to be unavailable.

For the quarter total revenue was down approximately 11% from last year’s third quarter, and 4.6% below the previous quarter’s revenue. Third quarter EBITDA was 22% lower than the same period last year, and 26% lower than the previous quarter’s EBITDA.

Let’s go through the quarter on a product-by-product basis. TechneLite — TechneLite sequential quarterly sales were up $1.1 million or 3.4%. Year-over-year third quarter sales of TechneLite were down $6.9 million or 17.4% because in the third quarter of 2010 we experienced higher than normal customer demand due to the HFR reactor, which is Covidien’s primary supplier of Moly-99, being offline.

With the return of normal global Moly-99 supply last fall we expected the TechneLite demand would return to pre-shortage levels, but we still continue to see a prolonged, industry-wide softness in demand for Technetium, which we have discussed on previous calls.

While we don’t know when or if overall market demand for technetium will return to pre-shortage levels, we do expect to expect some increase in unit sales of TechneLite generators through ongoing sales and marketing efforts to our distribution partners and direct accounts.

With great anticipation on October 31st, the NRU reactor was officially relicensed by the Canadian government for an additional five years, until October 31, 2016. That further supports our diversified and balanced Moly-99 global supply strategy, which we have previously discussed.

In 2012, the NRU reactor will again undergo a regulatory required month-long shutdown for inspection and maintenance, but likely will commence in the second quarter of 2012. Because of our diversified and balanced Moly-99 global supply strategy, we currently believe we will be able to cover all — or substantially all — of our customer demand during that time period.

Cardiolite. Third quarter sales of Cardiolite product, which includes branded Cardiolite as well as generic Sestamibi, were down $2.2 million or approximately 12.2% from the third quarter last year. Sequentially, third quarter Cardiolite product sales were down $3.2 million or 16.9%. Third quarter sales of Cardiolite were negatively impacted by the recall of BVL manufactured Cardiolite product and the 100% inventory re-inspection, which delayed the release of product into the market. In addition, generic pricing pressure continued.

Since the first generic sestamibi was introduced in September 2008, we estimate that our MPI technetium segment share has decreased from approximately one-half to approximately one-third. We believe that we continue to maintain segment share with modest price reductions year over year because of our strong relationships with our distribution partners, brand awareness and loyalty within the cardiology community, as well as a strong safety and efficacy profile for our Cardiolite products. Within just the sestamibi segment, we estimate that we continue to maintain approximately 45% share.

As we previously reported to you on our last quarterly call, as a result of FDA inspections of BVL and our own facilities in Billerica, we had filed a field alert with the FDA and had initiated a recall of a total of six lots of Cardiolite and Neurolite manufactured for us by BVL prior to its July 2010 shutdown. In connection with the field alert, we also voluntarily suspended distribution of Cardiolite inventory, while we conducted a 100% inspection for the presence of particulate matter in all lots of Cardiolite product within our control. After completing the inspection, we concluded that Cardiolite product lots in the field were suitable for use and all inspected material was returned to active inventory status.

Because the challenges with BVL manufactured inventory have thus far had the greatest economic impact on Cardiolite products, let me take a couple of minutes to describe the current situation with BVL. In July 2010, BVL temporarily shut down their facility in Bedford, Ohio where they manufacture a majority of our Cardiolite supply, in order to upgrade the facility to meet certain regulatory requirements. Prior to the shutdown, BVL manufactured for us additional inventory lots of Cardiolite, Neurolite, DEFINITY, and certain TechneLite accessories to meet our expected customer needs during the anticipated shutdown period. BVL initially believed that their facility would be shut down through March 2011, but the shutdown was longer than expected. On September 29 this year, BVL began the process of manufacturing Cardiolite. In addition to being able to physically manufacture product, BVL also needed to successfully complete its ongoing regulatory process before we could distribute product to our customers in the US that BVL manufactured following the shutdown. As part of the process, BVL informed us that they submitted a CBE-30 regulatory filing with the FDA on October 17, 2011. BVL has now informed us that the FDA has accepted the CBE-30 which will eventually enable us to distribute newly manufactured product to our customers.

As BVL announced yesterday, and the media has reported, BVL is still undergoing substantial challenges at its Bedford, Ohio facility, and has now suspended manufacturing and distribution of products, saying preventative maintenance and other required actions were overdue. Over the past several months, BVL has been trying to balance remediation efforts against the need to continue supplying critical drugs. I want to assure you that we have been doing, and continue to do, everything in our power to assist BVL in restarting manufacturing of our products as soon as possible.

For example, we have daily calls with BVL senior management. Our products have been given priority by BVL in connection with their return to service. We have people on site at BVL providing assistance and expertise. Our respective regulatory and quality teams are collaborating to determine the optimal path forward to recommence manufacturing as soon as possible. We have extended the shelf life of DEFINITY by an additional six months by implementing an FDA-approved cold distribution supply chain. As a key company priority, we have successfully identified manufacturers who are capable of producing our products and have implemented an expedited technology transfer plan. For example, we now are in the final stages of securing a second source for TechneLite accessories so that we will no longer be dependent on BVL as a supplier for our TechneLite accessories.

So, where does that currently leave us with our supply inventory? TechneLite and our other products manufactured here in Billerica, as well as third-party products distributed from our radiopharmacies, contribute nearly 60% of our revenues, for which we believe there should be no issues. For Cardiolite products, which account for approximately 20% of our revenues, we also procure from a second source of manufacture, BMS Manati in Puerto Rico, which will help us mitigate our limited Cardiolite product supply. Based upon what has been manufactured for us by Manati to-date, we should be able to meet substantially all of our year-end Cardiolite demand. For DEFINITY, which accounts for approximately 15% to 20% of our revenues, with the implementation of our cold chain supply strategy, we currently believe that we have sufficient near term inventory. We are actively pursuing on an expedited basis multiple technology transfer opportunities, but the transition will occur over an extended period of time. For Neurolite, which accounts for approximately 5% of our revenues, we are unfortunately in a stock out situation, which disproportionately affects our international market. For ABLAVAR, which is manufactured by Covidien Mallinckrodt, we have ample future inventory.

In short, we are doing everything we possibly can to address the BVL supply challenge. Based upon recent communications with BVL, we have been told that BVL will resume manufacturing our products in the fourth quarter of 2011. As we currently understand the situation at BVL, we concur with this assessment, however, we can’t give you any assurance on this timing.

Now, let’s turn to DEFINITY, which had a solid quarter, along with three positive events that occurred since our last quarterly conference call. Third quarter sales rose more than 14% over last year’s third quarter, but were relatively flat when compared to 2011 second quarter sales because of summer seasonality, which we have now seen in successive years. We believe fewer patients schedule echocardiograms in and around the summer holidays and vacation.

I am also pleased to report three additional positive developments which bode well for DEFINITY growth prospects. First, after working closely with the FDA and the cardiology community over the summer, we now have a revised DEFINITY label which we believe better conveys the agent’s strong safety profile. Revisions to the label include — first, further softening of the box warning, including most importantly elimination of the requirement of a 30-minute monitoring of select patients, which we believe had been an impediment to adoption. Secondly, elimination of the sentence in the indication of use section that stated, “The safety and efficacy of DEFINITY with exercise stress or pharmacologic stress testing have not been established.” This sentence was initially added in October 2007 in connection with the imposition of the box warning. And thirdly, inclusion of summary data from the post-approval CaRES Safety Registry, and post-approval pulmonary hypertension study, which provides additional support for the safety profile of the agent.

These label changes have already been well received by our customers because they emphasize the positive safety profile of the agent. Dr. Michael Main, a prominent cardiologist at St. Luke’s Mid America Heart Institute, recently stated that, “the FDA decision should lead to increased use of contrast, better imaging studies, better diagnosis for patients and saved lives.” In addition, the changes are not class label changes, but are specific to DEFINITY.

We are now receiving orders from more accounts than we did immediately prior to the box warning in 2007. Through our efforts to modify the DEFINITY label, supported by strong advocacy of the cardiology community, we believe we have had and will continue to have a positive effect on the patient community in the diagnosis of heart disease.

A second positive development over the quarter is that in an ongoing patent prosecution, we’ve been allowed to claim that with patent term extension should result in our last to expire DEFINITY patent in the US running until 2021. Previously our last to expire DEFINITY patent in the US went until 2016, and outside the US until 2019. We invest a substantial amount of money each year in the development and maintenance of our extensive and robust IP portfolio, and this is an important development for a key growth product in our portfolio.

A third development is that last month Premier, which is the largest US hospital group purchasing organization, awarded Lantheus three-year supplier contracts for DEFINITY, ABLAVAR, and our radiopharmaceutical products.

The DEFINITY agreement is a sole source contract that will make this agent available through Premier to more than 2,500 hospitals nationwide and 76,000-plus healthcare sites in the Premier network. Also, on DEFINITY we continue to advance our strategic discussions, which would enable us to launch DEFINITY in new markets including China.

Our other commercial products accounted for approximately 22% of our total product revenues in the third quarter, and include ABLAVAR, Xenon, Neurolite, Thallium and Gallium. We continue to believe that ABLAVAR is an important diagnostic tool for clinicians. We are seeing positive and consistent unit account growth, albeit from modest levels. Importantly, ABLAVAR seems to be most successful in academic medical centers and with key opinion leaders. We believe that this bodes well for the future acceptance of the agent, however, we do not expect near term, significant contribution from this product.

I am pleased to report that our efforts to amend the manufacturing and supply agreement with Covidien/Mallinckrodt have been successful. The amendment extends the term of the agreement from September 30, 2012 to September 30, 2014 and reduces the aggregate future purchase obligations under the agreement by nearly $13 million.

We continue to make excellent progress in our clinical development program, focusing in the near term on advancing flurpiridaz F 18, our PET myocardial perfusion imaging agent. We believe that if we can successfully complete our Phase 3 trials and gain FDA approval, flurpiridaz could provide physicians with improved, non-invasive and cost effective alternatives to help diagnose and evaluate cardiovascular disease. PET imaging with flurpiridaz F 18 has the potential to be a new clinical tool in the evaluation of known or suspected coronary artery disease. We believe that this agent could improve diagnostic sensitivity, which detects disease, specificity, which rules out disease, and overall diagnostic accuracy. We also believe that after FDA approval and a successful commercial launch, flurpiridaz will be an important growth driver for our business.

This past June, we initiated the first of two planned Phase 3 clinical trials to assess myocardial perfusion using PET imaging with flurpiridaz in patients with known or suspected coronary artery disease. Initiation of the Phase 3 clinical program marks a significant milestone in the development of this novel imaging agent and reinforces our commitment to develop next-generation imaging products. To-date, patient enrollment and site initiations are progressing well.

In September, we held a Phase 3 investigator meeting attended by more than 200 representatives from 78 clinical sites located in the US, Canada, Brazil and Finland. The purpose of this meeting was to provide detailed training on all aspects of the trial to ensure the highest degree of clinical protocol compliance, data integrity and patient safety. There was tremendous enthusiasm for flurpiridaz at the meeting, and engagement in the sessions was clearly evident.

In addition to advancing flurpiridaz F 18 development, on the business side we continue to move forward in our discussions about possible partnerships for the co-development and co-commercialization of flurpiridaz F 18. If successful, these partnerships could offset a meaningful portion of the clinical development expenses for flurpiridaz F 18. We look forward to updating you on our progress.

Also, on the BD front, we will continue to explore and expand our product reach on a global basis. The next two quarters will be very important for us as we continue to execute on our opportunities and address our challenges. We believe we have the resources and assets necessary to achieve sustainable financial performance and long term growth.

Now I’d like to turn the call over to Bob Gaffey, our CFO, to review our financial results. Bob?

Bob Gaffey  - Lantheus Medical Imaging, Inc. - CFO

Thank you, Don, and good afternoon, everyone. I’ll now review our business performance and financial results for the third quarter of this year. Please note that we will not provide guidance or any prospective financial information on this call.

Total revenues for the third quarter of 2011 were $86.2 million, a decrease of $10.4 million or 10.7% from last year’s third quarter, and a decrease of $4.2 million, or 4.6%, from the second quarter of this year.

Product revenues in the third quarter were $84.1 million, compared to $94.5 million in the same period last year, a decrease of $10.4 million or 10.7%. On a sequential basis, third quarter revenues were down $4.2 million, or 4.7% from the second quarter of this year.

The decreases in both total and product revenue was primarily driven by lower TechneLite, Cardiolite and Neurolite sales, partially offset by higher DEFINITY sales.

TechneLite sales in the third quarter decreased $6.9 million, or 17.4% from the same period last year which, as Don mentioned, was due to higher than normal customer demand in the third quarter of 2010, due to the HFR reactor being offline and continued softness in the Technetium market. Sequentially, sales of TechneLite were up $1.1 million, or 3.4%, primarily due to a scheduled four week shutdown of the NRU reactor in the second third quarter.

Third quarter sales of Cardiolite products decreased $2.2 million, or 12.2% from the prior year period and $3.2 million, or 16.9% from the second quarter of 2011. These decreases were primarily due to the recall related to the BVL manufactured Cardiolite, and the delay in releasing product as a result of the voluntary 100% inventory re-inspection process. In addition, the year-over-year decrease was impacted by a reduction in ASP due to pricing pressures from generic competition.

As previously disclosed, we believe that Cardiolite and Neurolite revenue in the third quarter of 2011 was negatively impacted by approximately $3.5 million to $4 million, as a result of the voluntary recall and delayed distribution of Cardiolite product inventory and the Neurolite stock out.

These decreases were partially offset by our third quarter sales of DEFINITY, which rose $2.2 million or 14.4% over the same period last year, resulting from our continued market penetration. DEFINITY was relatively flat as compared to the second quarter of 2011 but, as Don mentioned, and as we’ve seen in past years, there tends to be a seasonality aspect, which we believe is the result of fewer echocardiograms being scheduled during the summer months.

Gross profit as a percentage of total revenue was 43% for the third quarter of 2011, as compared to 44% for the third quarter of 2010, and excluding the charge related to ABLAVAR, 44% for the second quarter of 2011. The decrease in the third quarter compared to the second quarter in prior year period is primarily related to change in product mix.

Turning to operating expenses. Sales and marketing expenses totaled $9.7 million in the third quarter, down $1.1 million or 10.4% from the third quarter of last year. The primary reason for this decrease was the termination of our ABLAVAR contract sales force in late 2010. As a percentage of revenue, sales and marketing expenses were approximately 11.2% in the third quarter of 2011, which is relatively flat with the third quarter of 2010.

On a sequential basis, third quarter sales and marketing expenses were down $1.1 million or 9.8%. This decrease is primarily related to reduction in ABLAVAR market research and overall lower advertising and promotional expenses from the second quarter of this year.

General and administrative expenses for the third quarter were $8.7 million, an increase of $734,000 or 9.2% over the third quarter of last year, primarily due to salaries and benefit costs as well as additional legal expenses related to our business interruption insurance claim. On a sequential basis, general and administrative expenses were up $1.6 million or nearly 22% from the second quarter of this year as a result of a reduction in the performance-based compensation in the second quarter of 2011, and legal expenses related to our business interruption insurance claim in the third quarter of 2011.

Research and development expenses were $10.3 million in the third quarter of this year, compared to $11.8 million in the same period last year. This decrease of $1.5 million, or 12.6%, is primarily related to the timing of clinical activity. During last year’s third quarter, we had a cost associated with the conclusion of our flurpiridaz F 18 Phase 2 trial as well as our DEFINITY Phase 4 trial. While during this year’s third quarter we were in the early stages of enrolling patients and initiating sites for our flurpiridaz F 18 Phase III trial.

On a sequential quarterly basis, R&D expenses were relatively flat. Costs related to the flurpiridaz F 18 Phase 3 program continue to increase in conjunction with enrollment in the third quarter. At the same time, personnel related costs decreased as a result of headcount reductions taken in the second quarter. We expect R&D expenses to significantly increase over the next several quarters as Phase 3 flurpiridaz F 18 trials continue to ramp up.

We continue to make investments in our pipeline as we believe that products such as flurpiridaz F 18 will be key value drivers for the Company in the future. We are considering a number of options to advance these programs, including potential partnering opportunities.

Other expenses, which include interest expense and the amortization of deferred financing costs were $10.2 million for the three months ended September 30, 2011, an increase of $4 million over the same period last year. The increase is primarily related to the additional issuance of 150 million of our senior notes.

The provision for income taxes decreased $1.4 million, as compared to the prior year’s third quarter, primarily due to lower pre-tax losses incurred in the second and third quarters of 2011.

Now, I’ll walk you through the third quarter adjusted EBITDA calculation, beginning with the third quarter net loss of $2 million. We add back:

- $10.5 million of net interest expense, which includes approximately $642,000 of amortization for the deferred financing costs;

-$6.7 million of depreciation amortization, which includes approximately $124,000 related to the accretion of our asset retirement obligation.

Next, add back the following:

-$62,000 provision for income taxes, which excludes the effect of the Bristol-Myers Squibb indemnification income of approximately $390,000;

-$1.1 million of asset write-offs, associated with inventory write downs and fixed asset write-offs;

-non-cash stock based compensation charges of approximately $143,000;

-severance of $345,000 associated with the departure of an executive member and associated recruitment costs;

-and, finally, approximately $350,000 of sponsor fees and other expenses.

The cumulative effect of these adjustments results in adjusted EBITDA of $17.2 million for the third quarter of 2011, a 22% decrease from the third quarter of last year, and a 26% decrease from the second quarter of 2011. This decrease, as discussed earlier, is primarily the result of continued challenges at BVL, as well as the voluntary 100% re-inspection process of BVL manufactured Cardiolite inventory which delayed the release of product.

Turning to the balance sheet. Capital expenditures for the three-month period ended September 30, 2011 were $1.2 million. This compares to $1.2 million and $4 million in the second and first quarters of 2011, respectively. As a result of our focus on cash management, we believe cash and capital expenditures will be below our previous estimate of $10 million for the year, and will be in the range of $8 million to $9 million.

Our inventory on hand decreased to $29.7 million in the third quarter, as compared with $33 million in the previous quarter. This decrease is primarily due to the continued utilization of inventory that we cannot yet replenish because of the ongoing issues at BVL.

In addition, we made improvements in our working capital position. As we discussed in the past, we have an inventory supply agreement with Covidien for ABLAVAR, which had minimum quarterly purchase commitments. During the quarter, we worked with Covidien to amend the agreement. As a result of this amendment, we extended the term from September 30, 2012 until September 30, 2014 and reduced our aggregate future purchase obligations by nearly $13 million, from $33.8 million to $20.9 million. We anticipate that the remaining obligations will be split primarily between the fourth of 2011 and the second and third quarters of 2013, significantly relieving the Company’s working capital burden in 2012.

Finally, cash and cash equivalents as of September 30, 2011 were $44.2 million, up from $27.8 million from the previous quarter, primarily as a result of the timing of our debt service payment, which was made on May 15. In addition, we made our November debt service payment last week.

This concludes our financial review. I’ll return the call back to Don for final comments. Don?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Thank you, Bob. As we move through the final quarter of 2011, we’re making good progress in our business even as we face near term product supply challenges. Let me reiterate, the majority of our business which includes TechneLite, ABLAVAR, Xenon, Thallium and Gallium is not affected by our BVL supply challenges. We have an important second source manufacturer for our Cardiolite products. We have overcome an important regulatory hurdle in having BVL obtain acceptance of its CBE-30. We’re working with BVL every day to help restart their manufacturing of our products as soon as possible. We are expediting tech transfer for all BVL-manufactured products. And we are confident that we will overcome these near term challenges as we have overcome all of the other challenges that we have faced in the past.

As I’ve said before, we are fully dedicated to the future of diagnostic medical imaging, and developing new tools for the diagnosis and management of disease. Our near term growth drivers are our current commercial products, and our longer term growth drivers include flurpiridaz F 18, and our other, earlier stage product candidates.

We look forward to updating you next quarter on our continued progress. Thank you again for joining us today. Thank you for your continued support. And now, we’d be happy to take your question.

Operator, please open the lines for Q&A.

QUESTION AND ANSWER

Operator

Thank you.

(Operator Instructions)

Your first question comes from the line of Kyle Smith with Jefferies & Company. Please proceed.

Kyle Smith - Jefferies & Company - Analyst

Hi. Good afternoon, Don, and everyone. Good to get the update on everything that’s going on. I just wanted to drill down a little bit on Cardiolite in the quarter. You, in your disclosures lumped together the stock out impact for Cardiolite and Neurolite as $2.5 million to $3 million. Is it fair to be thinking about that as somewhat loaded toward Neurolite in the third quarter?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Do you want to comment on that Jeff — or, Bob?

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

Actually — Kyle, it’s Bob. The recall, as well as the delay, impacted Cardiolite by more than $2 million, so it was more heavily towards Cardiolite.

Kyle Smith - Jefferies & Company - Analyst

Okay. And then BVL restarted production of Cardiolite, I guess, back at the very end of September, beginning of October. I think you had commented that there is a 30 to 45 day cycle for them to get it produced and out to you. Have you received any lots of inventory, and is that unusable until they resolve the current issues? How should we be thinking about that?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Kyle, this is Don. They did produce lots of Cardiolite during the recent shut down, but it’s expected that we’re not going to be able to release those. So what we have turned to is our secondary supply manufacturer, Manati, to assist us with our inventory needs. So, what they manufacture we’re not going to be able to release.

Kyle Smith - Jefferies & Company - Analyst

Okay. Pending resolution of the current issues. Correct?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Correct.

Kyle Smith - Jefferies & Company - Analyst

So, in the fourth quarter, it sounds like you received supply from Manati. Was that received at the beginning of the quarter, or are we looking at some portion of the quarter seeing material disruption to Cardiolite sales?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, that has been received in the quarter, and then there’s a normal release process — quality release process, where we work with Manati and internal release, which takes some time. So, we expect that that product will be available. We did have inventory available following our 100% visual inspection and based on the outcome of that, we have product that we could sell into the market. And with the Manati lots that have been produced, given their release, which we’re hopeful will happen, we’ll have product that will allow us to finish the quarter with substantially meeting most of the demand.

Kyle Smith - Jefferies & Company - Analyst

Okay. Great. That’s helpful. And, as we think about BVL, where obviously there have been repeated challenges here, if this current situation extends, how much of your demand is Manati capable of meeting?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, we have an agreement with Manati that extends into 2012 and we are now actively negotiating with them to produce additional lots, so I can’t really give you the guidance on that. I can tell you how many lots we’ll produce, although we are assertively working with them to get as many lots produced as possible. You know, they have prioritized BMS’ internal products, so we’re working through that particular challenge.

So with the Manati inventory, as I said before, we believe we can fulfill substantially most of the orders for Q4. And if BVL has an extended shutdown — if it’s extended into the quarter of next year, then we would be further challenged on being able to supply the market.

Kyle Smith - Jefferies & Company - Analyst

Okay. And then, thinking about the tech transfer, you said that you’re moving forward with an expedited tech transfer process. What does that mean? Is that something where — middle of 2012, 2013 — how fast is expedited?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, technology transfer takes some time because it includes the final FDA signoff. So we have a team that’s prioritized our products in order and we’re parallel pathing all the products to get the tech transfer done as soon as possible, but it doesn’t happen overnight. It takes a while to get that done.

So, we’re actively pursuing that. We have every other week reports from that team to the senior team here, and we’re driving it as hard as we can. So, I can’t give you much more advice than that at this point.

Kyle Smith - Jefferies & Company - Analyst

Okay. Not even which fiscal year it might occur in?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, it depends on the products. I’d prefer not to give you that - or suggest dates here because we haven’t pinned down the actual final tech transfer relationships with each of these parties that we’re working with, so I can’t really tell you that at this point, Kyle.

Kyle Smith - Jefferies & Company - Analyst

Okay. All right. And then, I’ll just ask a couple more and then jump in queue. Business interruption insurance — do you — are you of the opinion that you’ve got a strong claim for business interruption recoveries related to these stock out and inventory recall issues?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, we do have a policy and we’re not — as a company, we don’t really comment about litigious activity and what we might be able to win, so to speak, but we do have some coverage and we will pursue it to the fullest.

Kyle Smith - Jefferies & Company - Analyst

Okay. Turning to ABLAVAR, at this point, it feels like this has been dragging on for quite some time without there being material sales. And from the comments, it seems like you’re winding down some of the promotion activity around ABLAVAR. At what point do you revisit your strategy and perhaps consider cutting the price to make it more competitive to get on formularies, or do other things to try to kick start some volumes with ABLAVAR?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, we’re constantly evaluating that, Kyle, and we believe that it’s less of a price-related issue and more of an education-related issue. And as I mentioned to you, about 70% — seven out of the 10 top accounts are academic medical centers, which we hope they’ll be a halo effect around that, but it takes time to train one by one each radiologist on how to use this product. But we have seen recently, albeit from modest numbers, a nice growth trend, both on revenue and accounts ordering. So where we have trimmed some of our A&P spend to manage our expenses, that’s not an indication that we don’t think that ABLAVAR can be a contributor down the road. We’re going to continue to evaluate it on an ongoing basis.

Kyle Smith - Jefferies & Company - Analyst

Okay. Great. Keep us posted on that. And then — and my last question is you mentioned the Premier deal. Can you give us any sense of the magnitude of the price break that Premier is getting, and does it have any teeth? Are they going to be able to obligate some degree of volume shift among their hospital customers, or does this just get you on the list and then it’s up to the hospitals to make the choice as to what products they buy?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Yes, Premier has a fairly strong relationship with their group, but like most GPOs they can’t demand compliance. But what we have given them as an incentive is very, very modest so that we can maintain our margin on the product. Premier does have their own sales team, and one of the keys when you enter into an agreement like this is how you leverage that — how do we get them to help us drive adoption throughout their network. And if they’re able to do that they win. We win, they win. So, that’s the process for most GPOs. It’s like a hunting license, if you will, Kyle. It opens the door and then you’ve got to drive it through, and you try to get as much support from the GPO as possible.

Kyle Smith - Jefferies & Company - Analyst

Okay.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

But, it’s an exclusive deal. It’s exclusive for echo contrast, which places us in a very strong position over our competition. So, that’s something that we will use to the fullest.

Kyle Smith - Jefferies & Company - Analyst

Okay. Fantastic. Well, hope to see some material traction come from that, and best of luck dealing with some of the challenges on the supply side. I’ll jump back in queue.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Thank you, Kyle

Operator

Your next question comes from the line of Brian McNamara with Golden Tree. Please proceed.

Brian McNamara - Golden Tree Asset Management - Analyst

Hey, guys. I have a few questions here. I guess, first of all, if we could just step back and try and make sense of the timeline and the fact pattern we’ve seen here. If we roll back to the beginning of September, the folks — I’m sorry, the end of September, beginning of October — the folks at BVL were, I think, sufficiently confident they were going to get through the FDA inspection to go at risk with manufacturing a lot of Cardiolite. Got through that — filed the CBE-30. Sounds as if, from your prepared remarks, that there was no official response to the CBE-30 from the FDA, and now BVL turns around and says we’re going to, in fact, shut everything down. Can you just elaborate on what has changed, and why this has sequenced the way it has?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

That’s an excellent question, Brian. This is Don again. So, what transpired after September? The EMEA had a scheduled audit and the FDA decided to join then in the audit. And, what happens many times when a regulatory agency is reviewing the company, the company itself identified that they had some SOPs for validation of equipment. As you can imagine, one thing you need to do with your equipment is make sure that it’s working at the level that it should, so this preventative maintenance SOP — they found out — BVL determined that they weren’t following that. Now, that’s both in the North campus and the South campus. Now, the South campus has been just renovated. We’re hopeful that the validation has been done there, but they have an approval from the FDA for both campuses. So they identified the preventative maintenance issue and they had some particulate matter issue which we have dealt with — in previous calls we’ve discussed with you. So based on those two findings on the part of BVL, they decided to voluntarily cease manufacturing. And it was not a FDA requirement, but this is a normal process that a manufacturer would do. So they are now aggressively attempting to complete their investigation, look at this preventative maintenance, evaluate both the North and the South campuses to see if there were any issues, and they’re moving as rapidly as possible to recommencing manufacturing.

I think one of the good pieces of news is that our products are manufactured in the South campus, which has just been fully renovated, and BVL has agreed to go to the FDA in a priority way for the South campus and our products have been prioritized due to the efforts that we have pursued here. So, where I can’t give you any assurance of when they might be manufacturing again, I think we’re in as good a position as anyone accessing BVL as a manufacturer.

Brian McNamara - Golden Tree Asset Management - Analyst

Okay. And, I believe we may have spoken about this in the past, but has BVL retained any third-party FDA consulting firm to advise them in this process?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Yes, they’ve retained many firms here. PAREXEL is working with them —

Brian McNamara - Golden Tree Asset Management - Analyst

You said PAREXEL?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

PAREXEL to advise them on their quality programs. You know, specifically on the FDA side, I’m sure that they have consultants there. BVL is owned by Boehringer Ingelheim, a multinational, big firm. And when I visited they had the top people from Boehringer Ingelheim there, from regulatory quality and manufacturing. So, I’m sure they’ve engaged outside consultants as necessary.

Brian McNamara - Golden Tree Asset Management - Analyst

Okay. I guess — have the consultants or BVL provided you with kind of any guidance in terms of the bookends of what it’s — what is going to be required to get this back on line in the associated timing?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, I can tell you what they’ve — and I talk to them weekly. Bill talks to them daily. What they’ve given us as their expected outcome, given that the South campus is a priority and the line that we’re producing our products on is a priority, is that they expect — that it’s highly likely that they will be manufacturing before year end. However, I can’t assure you that that will happen. Of our estimates based on the involvement we have, we concur with that but, again, no assurances on when they’re going to be manufacturing again.

Brian McNamara - Golden Tree Asset Management - Analyst

Okay. So then, on Cardiolite, my understanding with the lot that was manufactured by them was that if the CBE-30 came and passed you would have the green light to sell that product, but now that’s not the case, I guess?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, with continued investigation that they’ve done as it relates to the SOPs and the particulate matter, they basically have decided that they will not release those lots so those lots won’t be able to be used, so we’re going to be relying more on the Manati production.

Brian McNamara - Golden Tree Asset Management - Analyst

It will not be released ever, or will not be released until they restart production?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, those lots won’t be released — unlikely to be released, so they’ll need to begin producing new lots so we can release those, and the CBE-30 enables us to be able to sell it into the marketplace.

Brian McNamara - Golden Tree Asset Management - Analyst

Okay. So, but on the Cardiolite lots out of BVL, we’re back at ground zero to start to make them anew. We’re going to throw those other ones out — just to be clear.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Yes.

Brian McNamara - Golden Tree Asset Management - Analyst

Okay. And then, on DEFINITY, how long does it take from when BVL hits start on a lot to getting products to patients? What’s that timeline, or rolling back — if we were stock out in February, when do we have to be back on line to not have a DEFINITY stock out?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, it’s typically 30 to 40 days, which we can expedite, but I think that’s kind of the guidelines once we receive the product, or from the beginning of the manufacturing to the release to the patient. And we have inventory that takes us into the latter part of the first quarter, but we’d like to see them manufacturing in the first half of January.

Brian McNamara - Golden Tree Asset Management - Analyst

Okay. Great. Thanks.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

All right, Brian. I hope that answers your questions.

Brian McNamara - Golden Tree Asset Management - Analyst

It does, thank you.

Operator

(Operator Instructions)

Your next question is a follow-up from the line of Kyle Smith with Jefferies & Company. Please proceed.

Kyle Smith - Jefferies & Company - Analyst

Yes, hi. Thanks for taking my follow-up. I just wanted to drill into this. It sounds from your comments, Don, that the standard operating procedures that BVL was not following properly are related to the particulate matter that contaminated some of the vials of Cardiolite and that you dealt with some months back. I’m kind of shocked that this wasn’t identified as an issue for BVL, and that they hadn’t proactively addressed whatever the source of the — I believe it was stainless steel shavings — was in the product and that this wouldn’t have been cleared up on the production line for Cardiolite. Can you help us understand a little bit better exactly what’s going on and if this is a relatively isolated thing that’s, in your opinion, a quick fix? I’m just confused a bit that this wasn’t addressed, if it was related.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Yes, Kyle. I may have not been clear about the SOP comment. That was more related to the preventative maintenance on their equipment. You know, as a manufacturer you need to do periodic validations on your equipment. So, that SOP issue wasn’t related to the particulate matter. The particulate matter issue we have successfully worked through with our 100% inspection of upwards of 150,000 vials, our communications with the FDA, the work that we’ve done with BVL, so, we’ve made great progress there but they do have concerns with other particulate matter contamination. So, that’s something we’re hopeful as it relates to our product and getting our line back functional, is something that can be handled in an expeditious way.

Kyle Smith - Jefferies & Company - Analyst

Okay. And, so if there’s other particulate matter, is that relating to other products that have nothing to do with yours? I’m just trying to make sure that the specific issues that BVL has have all been identified and that we don’t have a... — we need to find the source of the problem challenge on top of that.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Yes. I would — I don’t have the detail about other products, but I would suspect that there may be some issues with that which they’re managing through. And keep in mind there’s two campuses; the North campus, which is older, and the South campus. Many of the products that you hear about in the press are manufactured in the North campus — all of the chemotherapeutic agents are in the North campus. We’re fortunate to be in the South campus, which has recently been fully renovated and any causes or root cause around particulate matter we think we can manage a little more effectively.

Kyle Smith - Jefferies & Company - Analyst

Okay. Great. Well, good luck with that. Hopefully, you progress smoothly on that front. And then, just a question on R&D. I know we should be expecting some acceleration in the spend there, and you discussed a little bit on the call your thoughts about some partnership arrangements that might alleviate some of the financial burden on Lantheus of supporting the Phase 3 trial.

How much flex do you feel there is around that and around your core R&D budget? It seems like if some of these challenges with BVL don’t get resolved promptly there may be some deterioration in first quarter earnings. Hopefully, we don’t see that. But, if that were to occur, what do you feel are your contingency plans with respect to dealing with the discretionary spend in R&D and in sales and marketing? How do you — how are you approaching that?

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

Kyle, this is Bob. Certainly, you’re right. As we follow the events here, we still have our priorities — PPA is still a priority for us in terms of the spend on R&D. But, we have identified areas that we will take action depending on the length of this outage with BVL. So certainly, R&D is one of those areas that has flex to it and we will manage that as we have been in the past, as well as the sales and marketing side, another area where there’s —but this will be across the business broadly depending on, again, the extent of the outage.

Kyle Smith - Jefferies & Company - Analyst

Okay. And then last question, looking at the covenant step-downs on the revolver in combination with the fact that we’re going to be rolling off the fairly strong fourth quarter of 2010 and first quarter of 2011, and the trailing EBITDA calculation — do you have any concern over maintaining compliance over the next 12 months? Or, do you anticipate that based on your outlook for the business — obviously with uncertainties associated with it — that you should remain in comfortable compliance with those revolver covenants?

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

I’ll let Jeff give you a response to this.

Jeff Young - Lantheus Medical Imaging, Inc. - VP Finance and CAO

Sure. Kyle, thanks for the question. Obviously, this is an area that we are focused on and want to make sure that we keep a close eye on. For September, we’re obviously fine. And as we look into the kind of future, its’ really — the covenants are based on the facility and right now we have nothing outstanding under that facility. I think we can safely say that for year end we should be — with those quarters in mind, we should be fine at year end, but obviously the BVL outage is something we need to manage through.

Kyle Smith - Jefferies & Company - Analyst

Okay. Great. Thank you very much, and best of luck.

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

Thank, you, Kyle.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Thank you, Kyle.

Operator

Your next question comes from the line of Ray Garson with Brigade Capital. Please proceed.

Ray Garson - Brigade Capital - Analyst

Hi, thanks. I just had a couple of questions. First, just real basic — I just wanted to make sure that I got this right in terms of the fourth quarter that your expectations, based on the various actions that you’ve done in terms of identifying new sources of product and other things that you’ll have enough product in house to satisfy market demand for Cardiolite, TechneLite and DEFINITY in the fourth quarter? Is that fair?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

On TechneLite and DEFINITY we have all the inventory we need. And I think I said with Cardiolite, we have substantially all that we will need based on the current inventory that we have.

Ray Garson - Brigade Capital - Analyst

Okay. Great. In terms of the BVL, I guess re-restart — so, they’ve guided that they would restart manufacturing process in the fourth quarter and you said you had some technical experts there that concur with that assessment. Is there a formal process that they have to go through to satisfy anyone from a regulatory perspective? You said it was a voluntary decision on their part, but is there a new filing, or inspection, or other aspect of the restart that needs to be incorporated into with the regulatory agencies?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

No, what it is — the process that a manufacturer typically does if they voluntarily cease manufacturing, then they would get to the root cause and take corrective action. And then, on their own decision they can restart without having the FDA come in and give it a blessing. So, that’s the likely path that happens in situations like this.

Ray Garson - Brigade Capital - Analyst

Okay. Great. And, so in terms of the business interruption claim that you have, does this latest — all the costs and time associated with this latest delay continue to roll into that claim? Or when does — what is the coverage period where you have insurance — is that policy — I assume you’re litigating it? So are you renewing that, or when does that coverage cease?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, we have two separate business interruption issues that we’re working on. One relates to — as you remember there was a 15-month outage of Moly —

Ray Garson - Brigade Capital - Analyst

Yes.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

— which relates to the NRU, and we have filed litigation to recover the damages there. In addition to that, we have BVL, which we have done a notice of claim. We’ve not litigated there yet, or filed a suit, but we have a notice of claim that would include the things that you mentioned — the financial damages. Now, there’s different limits on each one, but we’re going to pursue our rights as fully as we possibly can.

Ray Garson - Brigade Capital - Analyst

Okay. With respect to the NRU claim, without getting into any specifics, are there any actionable dates, or timelines, or other things that we can kind of think about there as it relates to potential resolution?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, we typically don’t give guidance around litigation although I can tell you that we’re fully engaged and the next step is a mediation step, and we’re working through all the details with potential depositions, et cetera. That claim would be a significant one.

Ray Garson - Brigade Capital - Analyst

Yes.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

So I can’t really tell you when and if we’re going to get a settlement on that, but we’re pursuing it very aggressively.

Ray Garson - Brigade Capital - Analyst

But there is a formal mediation process that’s actively kind of moving forward?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, the mediation is not a decision mediation.

Ray Garson - Brigade Capital - Analyst

Okay.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

But it’s a mediation, and we — part of the reason that our G&A was up in the third quarter is we believe investing in this suit makes a lot of sense. So, it’s going to take some time to get resolved, but we have our full and undivided attention on that one because it’s a significant amount of potential claim that we could recover.

Ray Garson - Brigade Capital - Analyst

Right. And then in terms of the potential R&D partnership initiatives—you’ve been talking about this for a while. It seems like it makes a lot of sense. There again, without trying to pigeon — hold you down — would you be disappointed if you didn’t have something done in 2012 or is this — how do we — how tangible is this then, I guess?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, let’s just talk about that there’s two really models, so to speak. We need PET manufacturers to produce the product in the marketplace and, as you know, this is a two-hour half life so we’re going to need a lot of manufacturing sites, and for these manufacturing partners having a product like flurpiridaz in their portfolio and making money from the manufacturing is a big plus for them.

Ray Garson - Brigade Capital - Analyst

Yes.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

But we think they’ll be very motivated to working with us in the form of some type of business relationship which would include offsetting some of our clinical development costs. In addition to those, I would be extremely disappointed if one of those didn’t happen in 2012.

We also are evaluating a potential IP partnership, where we could work with a major pharma company that has a large cardiovascular sales force who would be willing to split the costs with us potentially. Now, with that kind of a model we would also have to share the profits, but that’s something we’re evaluating and that one is — I can’t give you any kind of a timeframe on that.

Ray Garson - Brigade Capital - Analyst

Okay. That’s helpful. And then two quick final, kind of clean up ones. Just in follow-up in response to the covenants question — so, just want to make sure — do the covenants only apply to the extent that you have a draw on the revolver or — so if the revolver is undrawn, the covenants — you’re not tested for the maintenance of that covenant? Is that what I heard?

Jeff Young - Lantheus Medical Imaging, Inc. - VP Finance and CAO

No, Ray. The covenants still apply.

Ray Garson - Brigade Capital - Analyst

Okay.

Jeff Young - Lantheus Medical Imaging, Inc. - VP Finance and CAO

Even though it’s undrawn, but obviously with the undrawn part, they give us a little bit more flexibility.

Ray Garson - Brigade Capital - Analyst

Got it. And then, just real quick — the one add back in the quarter, the asset write off, where is that in the P&L? What line? $1,106,000.

Jeff Young - Lantheus Medical Imaging, Inc. - VP Finance and CAO

That’s in COGS.

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

COGS.

Jeff Young - Lantheus Medical Imaging, Inc. - VP Finance and CAO

Cost of goods sold.

Ray Garson - Brigade Capital - Analyst

Yes. Thanks so much.

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

Sure. Thank you Ray.

Operator

Your next question comes from the line of Ariel Rothman with Keegan Capital. Please proceed.

Ariel Rothman - Keegan Capital - Analyst

Okay. Thanks for taking the question. Just a quick one on the BVL situation again. I guess, in terms of South campus versus North campus — is there any reason to think that they should have to wait for the whole thing to kind of be resolved before they restart manufacturing at the South campus as you kind of distinguished? Or is there — or should we think that that should restart as soon as that’s ready, despite what’s going on in the other campus?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, we are strongly advocating that, and I think BVL would prefer to do that, but they’re in the middle of discussions with the FDA. I think that’s a logical way to approach this because there are serious drug outage issues across the country. We have the largest number of outages — three times what we had in 2010 versus 2005. So, there’s motivation on the part of the regulatory group to get this resolved, along with motivation on part of BVL. And I think BVL would prefer to separate out the South from the North, however, they’re under the same license if you will, but I think that’s something they’re aggressively pursuing — what you’ve suggested. And, we endorse that strongly.

Ariel Rothman - Keegan Capital - Analyst

Okay. Let me just make sure I understand that. I thought you said previously that the FDA wouldn’t necessarily have to be involved in the restart since this was a voluntary shut down, so is that the case, or not the —?

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

What you would do, Ariel —

Ariel Rothman - Keegan Capital - Analyst

Yes.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

— is before you make a decision like prioritizing South and getting that started before the North, you would want the FDA to say that all makes sense.

Ariel Rothman - Keegan Capital - Analyst

Okay.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

So, it’s kind of with the FDA, as you make these decisions as a company you want to just bring them along with you so there are no issues down the road. I hope that answers your question.

Ariel Rothman - Keegan Capital - Analyst

Yes. Thank you.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Okay. So, I don’t see any other questions.

Linda Lennox - Lantheus Medical Imaging Inc. - Sr. Director, Investor Relations & Corporate Communications

Any other questions, Tawanda?

Operator

At this time, there are no further questions.

Don Kiepert - Lantheus Medical Imaging, Inc. - President and CEO

Well, I appreciate everybody calling in, and I appreciate your continued support, and we’ll look forward to updating you after the fourth quarter.

Bob Gaffey - Lantheus Medical Imaging, Inc. - CFO

Thanks, everyone.

Jeff Young - Lantheus Medical Imaging, Inc. - VP Finance and CAO

Thank you.

Linda Lennox - Lantheus Medical Imaging Inc. - Sr. Director, Investor Relations & Corporate Communications

Thank you.

Operator

Thank you for your participation in today’s conference. That concludes the presentation. You may now disconnect.